Exhibit 4.22

              Environmental Certificate and Indemnity Agreement


           THIS ENVIRONMENTAL CERTIFICATE AND INDEMNITY AGREEMENT (this "Agreement") is made as of March 25, 1999, by the undersigned, PC DYNAMICS OF TEXAS, INC., a Texas corporation ("Company"), in favor of FINOVA CAPITAL CORPORATION, a Delaware corporation ("lndemnitee") and other Indemnified Parties (defined below).

                                  RECITALS:

           A. Indemnitee is making a loan (the "Transaction") to Company in the face amount of Two Million Thirty Five Thousand Dollars ($2,035,000.00). The documents evidencing, governing or securing the Transaction are sometimes referred to herein collectively as the "Transaction Documents". The Transaction is secured by the real property, personal property or equipment (the "Property") described in the other Transaction Documents.

           B. Indemnitee is unwilling to close the Transaction unless Company agrees to provide the indemnifications, certifications, representations, warranties, and covenants and other matters described in this Agreement for the benefit of Indemnified Parties.

                                  AGREEMENT

           NOW THEREFORE, in order to induce the Indemnitee to close the Transaction, and in consideration of the substantial benefit Company will derive from the Transaction, Company agrees as follows:

                           ARTICLE I - DEFINITIONS

           As used in this Agreement, the following terms shall have the following meanings:

           The term "Disclosure Statement" means that certain Environmental Disclosure Statement executed by Company on Indemnitee's standard form in connection with the Transaction.

           The term "EHS Permits" means all environmental, health and  safety
 permits,  licenses,   consents  and   authorizations  required   under   any
 Environmental Law.

           The term "Environmental Conditions" means the presence or release of any Hazardous Materials on, in, about, under or from the Property, as applicable.

           The term "Environmental Law" means any present or future federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, administrative orders, guidelines or other governmental directives, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials that apply to Company or the Property and relate to Hazardous Materials.

           The term "Environmental Lien" means a lien in favor of any Governmental Authority for any: (a) liability under any Environmental
 Requirement; or (b) damages arising from, or costs incurred by such Governmental Authority in response to a Release.

           The term "Environmental Report" means the environmental site assessment reports for the Property obtained by Indemnitee from its environmental consultant or an environmental consultant approved by Indemnitee, in connection with the Transaction.

           The term "Environmental Requirement" means all Environmental Laws or EHS Permits.

           The term "Governmental Authority" means any federal, state or local agency, department, court or other administrative, legislative or regulatory federal, state or Focal governmental body, or any private individual or entity in place of such entities.

           The term "Hazardous Materials" shall mean (a) petroleum and petroleum derived substances, products, compounds and wastes, including gasoline, diesel fuel and oil; (b) explosive or flammable materials; (c) radioactive materials; (d) polychlorinated biphenyl ("PCBs") and compounds containing them; (e) lead and lead-based paint; (f) asbestos or asbestos-containing materials; (g) medical wastes; (h) any substance the presence of which is prohibited by any Environmental Requirement; (I) any substance that requires special handling; and (j) any other material or substance now or in the future defined as or regulated under any Environmental Requirement as a "hazardous substance," "hazardous material", hazardous waste", toxic substance", "toxic pollutant", "contaminant", or "pollutant".

           The term "Indemnified Parties" means Indemnitee, any person or entity who is or will have been involved in the origination of the Transaction, any person or entity who is or will have been involved in the servicing of the Transaction, any person or entity in whose name any obligation or any encumbrance created by the other Transaction Documents is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Transaction (including, but not limited to, investors in securities backed by the Transaction, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Transaction for the benefit of. third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Transaction or the Property, whether during the term of the Transaction or as a part of or following a foreclosure of the Transaction or exercise of any remedies under the other Transaction Documents, and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Indemnitee's assets and business).

           The term "Legal Action" means any claim, suit or proceeding, whether administrative or judicial in nature.

           The term "Losses" shall mean any and all claims, demands, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts. Damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys', accountants', engineers' and contractors' fees and other costs) arising out of any Environmental Condition. "Losses" shall include, without limitation, all past, current and future expenses, arising out of: (i) any pending, threatened or completed action by a Governmental Authority or any person or entity for property damage, bodily injury or personal injury (including any appeals whether instituted by Company, any Governmental Authority or any other person or entity); (ii) any inquiry, investigation, audit, study, assessment, notice of violation, administrative complaint, summons, citation directive or judicial complaint; (iii) any development of remedial or response plans; and (iv) any conduct or activity in any way associated therewith.

           The term "Release" with respect to any Hazardous Material means actual or threatened release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials in, under, on, above or from the Property, as applicable.

           The term "Remedial Action" means actions required to: (a) clean up, remove, treat or otherwise address any Release of Hazardous Materials;
 (b) prevent or minimize the Release of Hazardous Materials; or (c) determine if a remedial response or corrective action is needed, design an appropriate response, compile necessary data and reports, conduct pre- and post-remedial investigation, monitoring, operation, maintenance and care.

                          ARTICLE 2-INDEMNIFICATION

           2.1 INDEMNIFICATION. Company covenants and agrees at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Materials in, on, above, under or from the Property, as applicable; (b) any past, present or threatened Release of Hazardous Materials in, on, above, under or from the Property, as applicable; (c) any activity by Company, any person or entity affiliated with Company, and any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Materials at any time located in, under, on or above the Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above the Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (d) any past, present or threatened non-compliance or violations of any Environmental Requirements in connection with the Property, including but not limited to any failure by Company, any person or entity affiliated with Company, and any tenant or other user of the Property to comply with any order of any Governmental Authority in connection with any Environmental Requirements; (e) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (1) any acts of

 Company, any person or entity affiliated with Company, and any tenant or other user of the Property in (i) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (ii) accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Material which causes the incurrence of costs for remediation; and (g) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement or the other Transaction Documents relating to environmental matters.

            2.2 DUTY TO DEFEND AND ATTORNEYS AND OTHER FEES AND EXPENSES. Upon written request by any Indemnified Party, Company shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Upon demand, Company shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

            2.3 SUBROGATION. Company shall take any and all reasonable actions, including institution of legal action against third-parties, necessary or appropriate to obtain reimbursement, payment or compensation from such persons responsible for the presence of any Hazardous Materials at, in, on, under or near the Property or otherwise obligated by law to bear the cost. Indemnified Parties shall be and hereby are subrogated to all of Company's rights now or hereafter in such claims.

            2.4 INTEREST. Any amounts payable to any indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within thirty (30) days of such demand therefor, shall bear interest at a per annum rate equal to the lesser of (a) any default rate set forth in the other Transaction Documents or (b) the maximum interest rate which Company may by law pay or Indemnified Parties may charge and collect, from the date payment was due.

           2.5 SURVIVAL. The representations, covenants, warranties, obligations and liabilities of Company under this Agreement are continuing and shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, delivery of a deed in lieu of foreclosure or other exercise of remedies under the other Transaction Documents.

           2.6 NOTICE OF LEGAL ACTIONS. Coin an shall, within five (5) business days of receipt thereof, give written notice to Indemnitee of (i) any notice, advice or other communication from any Governmental Authority or any source whatsoever with respect to Hazardous Materials on, from or affecting the Property, (ii) any matter which would constitute a breach of or deviation from any representation, warranty, covenant or agreement contained herein; and (iii) any Legal Action brought against such party or related to the Property, with respect to which Company may have liability under this Agreement. Upon request, Company shall provide to Indemnitee copies of any documents pertaining to any of the above-described matters in this Section.

            ARTICLE 3 - REPRESENTATIONS AND WARRANTIES AND COVENANTS

            3.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as described in the Disclosure Statement or the Environmental Report, Company, to the best of its knowledge after due inquiry and investigation, hereby represents, covenants and warrants to Indemnitee as follows:

                 (a) The Property is not listed on any federal, state, or local list identifying properties with a known or suspected Release. Company is unaware of any condition that, if known to a Governmental Authority, would require (1) the Property be listed or (2) Remedial Action.

                 (b) The operation of or on the Property have never been, and will not be, for the purpose of the manufacture, generation, Release, or refining of any Hazardous Material (whether legal or illegal, accidental or intentional).

                 (c) Company obtained, and is and will continue to be in material compliance with, all EHS Permits necessary for the ownership, use and operation of the Property.

                 (d) No Environmental Lien has, is, or will be attached to the Property or any portion thereof.

                 (e) Company is not, has not, and does not anticipate being, subject to any action by a Governmental Authority regarding: (i) the violation-of any Environmental Requirement; (ii) any Remedial Action: (iii) any liability arising out of or related to the presence or Release of any Hazardous Material resulting from or pertaining to the operation, use or ownership of the Property.

            3.2 CONFLICTS. In the case of any conflict between the provisions of this Agreement and the provisions of any other Transaction Documents pertaining to environmental matters, the provisions of this Agreement shall control.

            3.3 REMEDIAL ACTION. Company, at its own cost, shall perform all Remedial Action to result in the best economic use of the Property (e.g., no deed or use restrictions), and shall be conducted: (a) in accordance with all Environmental Requirements; (b) to the reasonable satisfaction of Indemnitee; and (c) in accordance with any Governmental Authority orders, directives, and/or terms, whether negotiated or imposed.

            3.4 SITE ASSESSMENTS. If Indemnitee reasonably believes that Hazardous Materials (other than those described in the Disclosure Statement or the Environmental Report) affect the Property, lndemnitee, at any time, may contract for the services of any environmental engineering company ("Environmental Consultant") to perform an environmental site assessment ("Site Assessment") to determine whether any Environmental Condition exists that could result in the diminution of the value of the Property, and/or any liability, cost, or expense to the owner, occupier, or operator of the Property. Site Assessments may be performed at anytime, upon reasonable notice and with minimal interference with Company's affairs to the extent practicable, as determined by Indemnitee. Company will not impede or interfere with any such Site Assessment, and will cooperate fully with the Environmental Consultant including providing all historical and operating information for the Property. The Environmental Consultant, and its employees, agents, subcontractors, and assigns, are hereby authorized to examine or enter upon the Property, as applicable, for such purposes and are further authorized to perform tests on the Property necessary to conduct the Site Assessment. On request, Indemnitee shall make the results of such Site Assessments available to Company. The cost of performing the Site Assessments, including, without limitation, sampling and monitoring, the preparation of any reports or studies, and the cost of laboratory analysis, shall be paid by Company upon demand.

                              ARTICLE 4-GENERAL

            4.1  UNIMPAIRED LIABILITY. The  liability of  Company under  this
 Agreement shall in no way be limited or impaired by, and Company hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the other Transaction Documents to or with Indemnitee by Company or any person who succeeds Company or any person as owner of the Property. In addition, the liability of Company under this Agreement shall in no way be limited or impaired by, (i) any extensions of time for performance required by the other Transaction Document, (ii) any sale or transfer of all or part of the Property, (iii) any exculpatory provision in the other Transaction Document limiting Indemnitee's recourse to the Property or to any other security for the Company's obligations under the other Transaction Documents, or limiting Indemnitee's rights to a deficiency judgment against Company, (iv) the accuracy or inaccuracy of the representations and warranties made by Company under any other Transaction Document or herein, (v) the release of Company or any other person from performance or observance of any of the agreements, covenants, terms or condition contained in any Transaction Document by operation of law, Indemnitee's voluntary act, or otherwise, (vi) the release or substitution in whole or in part of any security for the Transaction, or (vii) Indemnitee's failure to record or file any UCC financing statements or other Transaction Documents (or Indemnitee's improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Transaction; and, in any such case, whether with or without notice to Company and with or without consideration.

            4.2 ENFORCEMENT. Indemnified Parties may enforce the obligations of Company under this Agreement without first resorting to or exhausting any security or collateral or without first having recourse to the other Transaction Documents or any of the Property, through foreclosure proceedings, exercise i of remedies under the other Transaction Documents or otherwise, provided, however, that nothing herein shall inhibit or prevent Indemnitee from suing on the other Transaction Documents or from foreclosing or exercising any power of sale or other rights and remedies under the other Transaction Documents. This Agreement is not collateral or security for the obligations of the Company under the other Transaction Documents, unless Indemnitee expressly elects in writing to make this Agreement additional collateral or security for the obligations of the Company under the other Transaction Documents, which Indemnitee is entitled to do in its sole discretion. It is not necessary for an Event of Default to have occurred pursuant to and as defined in any other Transaction Document for Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of any other Transaction Document, the obligations pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of any other Transaction Document, and Company is fully and personally liable for such obligations, and its liability is not limited to the original or amortized principal amount of the Transaction or the value of the Property.

           4.3 WAIVERS. (a) Company hereby waives (i) any right or claim of right to cause a marshalling of Company's assets or to cause Indemnitee or other Indemnified Parties to proceed against any of the security for the Transaction before proceeding under this Agreement against Company: and (ii) all rights and remedies accorded by applicable law to indemnitors or guarantors, except any rights of subrogation which Company may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights including, without limitation, any claim that such subrogation rights were abrogated by any acts of Indemnitee or other Indemnified Parties. Notwithstanding anything to the contrary contained herein, Company hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Transaction until the Transaction shall have been paid in lull. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

            (b) COMPANY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE TRANSACTION, THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR ANY ACTS OR OMISSIONS OF ANY INDEMNIFIED PARTIES IN CONNECTION THEREWITH.

            4.4 REMEDIES. In addition to and without limiting Indemnitee's other rights and remedies under the other Transaction Documents, Indemnitee shall have the right, but not the obligation, to enter onto or take possession of the Property or to take such other actions as its deems necessary or advisable to effectuate a Remedial Action, or to in any other way resolve or minimize the impact of, or otherwise deal with, any Hazardous Materials on or affecting the Property.

            4.5  TRANSACTION AMOUNT NO  LIMITATION. The  amount of  Company's liability under this Agreement is unrelated to and independent of, the amount of any loss that Indemnitee may suffer by reason of the failure of Company to satisfy in full its obligations under the other Transaction Documents, and shall not be determined by reference to the amount of any Transaction loss. No amount paid to any Indemnified Party pursuant to this Agreement shall be considered to be paid on account of or in satisfaction of Company's obligations under the other Transaction Documents or any deficiency or loss suffered by Indemnitee by reason of the failure of
 Company to satisfy in full its obligations under the other Transaction Documents. The enforcement of this Agreement by any Indemnified Party shall not be construed as an indirect attempt to recover any such Transaction loss. Company acknowledges that they may have liability under this Agreement even if Company satisfies in full its obligations under the other Transaction Documents by reason of a full credit bid at any foreclosure sale under any other Transaction Document, and that the amount of Company's liability hereunder could exceed the entire amount paid by Company for the Property.

            4.6 SURVIVAL. The indemnity in this Section is intended to be operable under 42 U.S.C. 9607(e)(1), and any successor section thereof, and shall survive the foreclosure, release or reconveyance of any Transaction
 Document, whether by payment of the obligations under the Transaction Documents or any deed-in-lieu of foreclosure of the Property.

                           ARTICLE 5 - MISCELLANEOUS

           5.1 NOTICES. All notices or other written communications here under shall be given in accordance with the requirements of the other Transaction Documents.

            5.2 NO THIRD-PARTY BENEFICIARY. The terms of this Agreement are for the sole and exclusive protection and use of Indemnified Parties. No party shall be a third-party beneficiary hereunder, and no provision hereof shall operate or inure to the use and benefit of any such third party. It is agreed that those persons and entities included in the definition of Indemnified Parties are not such excluded third party beneficiaries.

            5.3 DUPLICATE ORIGINALS: COUNTERPARTS. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement. or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

            5.4 NO ORAL CHANGE. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Company or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

            5.5 HEADINGS. ETC. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

            5.6 NUMBER AND GENDER/SUCCESSORS AND ASSIGNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term "Company" shall be deemed to refer to each and every person or entity comprising Company from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of Company, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of Company may be assigned except with the written consent of Indemnitee. Each reference herein to Indemnitee shall be deemed to include its successors and assigns. This Agreement shall inure to the benefit of Indemnified Parties and their respective successors and assigns forever.

           5.7 JOINTAND SEVERAL LIABILITY. If Company consists of more than one person or entity, the obligations and liabilities of each such person hereunder are joint and several.

           5.8 RELEASE OF LIABILITY. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

            5.9 RIGHTS CUMULATIVE. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the other Transaction Documents or would otherwise have at law or in equity.

           5.10 INAPPLICAELEPROVISIONS. If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

           5.11 GOVERNING LAW. This Agreement shall be governed, construed, applied and enforced in accordance with the laws of the state in which the Property is located.

           5.12 APPROVALS. Wherever pursuant to this Agreement (i) Indemnified Parties exercise any right given to it to approve or disapprove,
 (ii) any arrangement or term is to be satisfactory to Indemnified Parties, or (iii) any other decision or determination is to be made by Indemnified Parties, the decision of Indemnified Parties to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Indemnified Parties, shall be in the sole discretion of Indemnified Parties, except as may be otherwise expressly and specifically provided herein.

            5.13 LEGAL FEES. Wherever pursuant to this Agreement it is provided that Company pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Indemnified Parties, whether with respect to retained firms, the reimbursement for the expenses of the in-house staff or otherwise.

            IN WITNESS WHEREOF, this Agreement has been executed by Company and is effective as of the day and year first above written.


                                   Company:

                                   PC Dynamics of Texas, Inc.

                                   By: /s/
                                      --------------------------
                                      D. Ronald Allen, President